Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Provides

Second Quarter 2015 Investor Update

– LINZESS® (linaclotide) U.S. net sales of $112.1 million in second quarter 2015 –

– Total LINZESS prescriptions increased approximately 56% in second quarter 2015 compared to second quarter 2014 –

– Advanced innovative pipeline, including positive top-line Phase I data with
sGC stimulator IW-1973 –

– Entered agreement with Allergan to co-promote VIBERZI™ (eluxadoline) for IBS-D –

CAMBRIDGE, Mass., August 5, 2015 – Ironwood Pharmaceuticals, Inc. (NASDAQ: IRWD) today provided an update on its second quarter 2015 and recent business activities.

“Ironwood made substantial progress in the second quarter of 2015, with continued strong performance for each of our key value drivers – LINZESS, our innovative pipeline and our strong commercial capabilities,” said Peter Hecht, chief executive officer of Ironwood.  “LINZESS is the branded market leader in its category, with continued double-digit prescription growth and brand profitability in the U.S. We reported multiple positive data readouts from our pipeline including Phase I data from IW-1973, which provides the first evidence of the potential for our sGC stimulators platform to deliver blockbuster products targeting severe cardiovascular and fibrotic diseases with large unmet needs. We are committed to our goal of building a leading pharmaceutical company grounded in GI and guanylate cyclase innovation that delivers differentiated medicines to our patients and creates value for our shareholders, and we are very encouraged by our recent progress.”

Second Quarter 2015 and Recent Highlights

LINZESS® (linaclotide)

▪                 LINZESS U.S. net sales, as provided by Allergan plc, were $112.1 million in the second quarter of 2015, an approximately 79% increase compared to the second quarter of 2014.

▪                 More than 510,000 total LINZESS prescriptions were filled in the second quarter of 2015, an approximately 56% increase compared to the second quarter of 2014, and nearly three million LINZESS prescriptions have been filled since the product’s launch in December 2012, according to IMS Health.

▪                 Net profit for the LINZESS brand collaboration in the U.S., including commercial costs and expenses and research and development (R&D) expenses, was $15.0 million in the second quarter of 2015. LINZESS U.S. net profit is shared equally with Allergan.

▪                 Approximately 140,000 healthcare practitioners have prescribed LINZESS to more than 760,000 unique patients since the product’s launch, according to IMS Health.

▪                 More than 70% of people with commercial insurance or Medicare Part D plans had unrestricted access to LINZESS as of May 2015. Additionally, as of June 2015, more than 75% of people with commercial insurance had access to LINZESS for a co-pay of $30 or less through formulary coverage or the LINZESS Instant Savings Program.

Research & Development

Ironwood continues to advance its innovative pipeline. The company now expects up to 12 ongoing clinical studies in 2015, including four Ironwood studies and eight with its partners. In addition, Ironwood expects five clinical data readouts in 2015, including the already reported positive top-line data from the IW-3718 Phase IIa study, the linaclotide Phase III trial for China, and the IW-1973 Phase Ia study.

▪                 Ironwood and Allergan continue to evaluate opportunities to strengthen the clinical utility of linaclotide in its indicated patient population, as well as to develop and seek approval of linaclotide in additional indications, patient populations and formulations. Development highlights during the second quarter and recent period include:

–                Completed enrollment in the Phase III clinical trial assessing the efficacy and safety of a once-daily 72 mcg dose of linaclotide in adult patients with chronic idiopathic constipation (CIC). Data from this trial are expected in the fourth quarter of 2015 and a supplemental new drug application is expected to be submitted to the U.S. Food and Drug Administration (FDA) in the first half of 2016. If approved, the 72 mcg dose should accelerate the expansion of LINZESS use within adult CIC patients by providing physicians an additional dosing option for this large and diverse population.

–                Completed enrollment in the Phase II clinical study evaluating linaclotide for the treatment of adults suffering from opioid-induced constipation. Data from this study are expected in the fourth quarter of 2015.

–                Finalizing preparations for a Phase IIb clinical study to evaluate two linaclotide colonic release formulations in adult patients with irritable bowel syndrome with constipation (IBS-C). The Phase IIb study is expected to initiate in the fourth quarter of 2015 with data anticipated in the second half of 2016.

–                Worked with FDA to advance plans to evaluate linaclotide in the pediatric population. Two Phase II studies are expected to initiate in the fourth quarter of 2015, one in IBS-C patients aged 7 to 17 years old and the other in patients with functional constipation aged 6 to 17 years old.

▪                  Ironwood continues to advance its pipeline of gastrointestinal (GI) product candidates and its soluble guanylate cyclase (sGC) program. Development highlights during the second quarter and recent period include:

–                Advanced IW-1973 and IW-1701, the first two candidates from the sGC stimulator platform. sGC is a key regulator of blood flow, fibrosis and inflammation in nearly every tissue throughout the human body. Ironwood is developing an innovative and proprietary chemical series of pharmacologically distinct sGC stimulators targeting severe cardiovascular and fibrotic diseases. Ironwood reported positive top-line data from the Phase Ia clinical study of IW-1973, Ironwood’s first sGC stimulator. In the study, IW-1973 demonstrated cardiovascular pharmacodynamic effects, extensive tissue distribution, proof of mechanism for sGC stimulation, and a dose range that was well tolerated in healthy volunteers. No serious adverse events were reported. Ironwood intends to initiate a Phase Ib multiple ascending dose study of IW-1973 in the fourth quarter of 2015. The company expects to initiate a Phase I clinical study with its second sGC stimulator, IW-1701, in the fourth quarter of 2015.

–                Finalizing preparations for the IW-3718 dose-ranging Phase IIb study for the potential treatment of refractory GERD, which is expected to initiate in early 2016.

–                Continued enrollment in the Phase IIa clinical study evaluating the ability of IW-9179 to provide relief of diabetic gastroparesis symptoms. IW-9179 is a guanylate cyclase-C (GC-C) agonist designed to target the upper GI tract. Data from this study are expected in the first half of 2016.

Global Partnerships for Linaclotide

▪      Ironwood and AstraZeneca AB reported positive top-line data from a Phase III clinical trial of linaclotide in adults with IBS-C for China. In this trial, linaclotide met all primary and secondary endpoints with statistical significance, including multiple abdominal and constipation symptoms. The most common adverse event reported in linaclotide-treated patients was diarrhea. The companies intend to file in early 2016 for China Food and Drug Administration approval to market linaclotide.

▪      Astellas Pharma Inc. completed enrollment in its Phase III clinical trial of linaclotide in adult patients with IBS-C for Japan, and expects to complete the trial in 2016. In addition, Astellas also continues to enroll patients in its Phase II clinical study of linaclotide in adult patients with chronic constipation for Japan, and expects to complete the Phase II study in 2016.

▪      Almirall, S.A. continues to commercialize CONSTELLA® (linaclotide) in Europe, where it is approved for adult patients with moderate to severe IBS-C and is available in 12 European countries, including the United Kingdom, Italy and Spain.

Commercial Capabilities

▪      Ironwood and Exact Sciences Corp. are co-promoting Exact Sciences’ Cologuard®, the first and only FDA-approved noninvasive stool DNA screening test for colorectal cancer. Ironwood’s clinical sales specialists began promoting Cologuard in April 2015. As of mid-July 2015, approximately 3,000 healthcare practitioners on whom the Ironwood clinical sales specialists have called have ordered a Cologuard test kit, as provided by Exact Sciences.

▪      Ironwood and Allergan entered an agreement for the U.S. co-promotion of VIBERZI™ (eluxadoline), Allergan’s new treatment for adults suffering from irritable bowel syndrome with diarrhea (IBS-D). Under the terms of the agreement, Ironwood’s clinical sales specialists will detail VIBERZI to the approximately 25,000 health care practitioners to whom they currently detail LINZESS and Cologuard®. LINZESS will remain the first-position product for the Ironwood sales team. Ironwood’s promotional efforts will be compensated based on the volume of calls delivered by Ironwood’s sales force, as well as agreed upon performance metrics. There will be no incremental investment on the part of Ironwood. Allergan will be responsible for all other costs relating to the commercialization of VIBERZI.

Corporate and Financials

▪      Collaborative Arrangements Revenue. Collaborative arrangements revenue was approximately $27.7 million in the second quarter of 2015 compared to approximately $6.8 million in the second quarter of 2014. Revenue consisted of approximately $24.3 million in revenue associated with Ironwood’s share of the net profits and losses from the sales of LINZESS in the U.S., as well as approximately $3.4 million in amortization of deferred revenue associated with consideration received from Ironwood’s collaboration with Astellas, revenue recognized in connection with the collaboration with AstraZeneca, royalty payments based on sales of linaclotide in territories outside of the U.S., and revenues associated with Ironwood’s co-promotion agreement with Exact Sciences Corp.

▪      Cost of revenue. Cost of revenue is recognized upon shipment of linaclotide API to certain licensing partners outside of the U.S. Allergan records costs associated with linaclotide API in the U.S. Cost of revenue was approximately $8.2 million in the second quarter of 2015 as compared to $10.5 million in the second quarter of 2014. Cost of revenue in the second quarter of 2015 was primarily due to a write-down of existing linaclotide API as well as a charge for excess purchase commitments, primarily attributable to a lengthened approval timeline in China as a result of recent regulatory changes made by the China Food and Drug Administration and lower projected sales in the European market.

▪      Operating Expenses. Operating expenses were approximately $61.6 million in the second quarter of 2015 as compared to approximately $51.4 million in the second quarter of 2014.  Operating expense run-rate remains in-line with Ironwood’s full year 2015 guidance. Operating expenses in the second quarter of 2015 consisted of approximately $28.6 million in R&D expenses, and approximately $33.0 million in selling, general and administrative (SG&A) expenses.  Non-cash share-based compensation expenses recorded in R&D and SG&A expenses in the second quarter of 2015 were approximately $2.7 million and $4.2 million, respectively.

▪      Interest Expense. Interest expense was approximately $5.9 million in the second quarter of 2015, as compared to approximately $5.3 million in the second quarter of 2014, in connection with the $175 million debt financing executed in January 2013 and the approximately $336 million convertible debt financing executed in June 2015.

▪      Net Loss. Net loss was approximately $48.0 million, or $0.34 per share, in the second quarter of 2015, as compared to approximately $60.4 million, or $0.44 per share, in the second quarter of 2014.

▪      Cash Position. Ironwood ended the second quarter of 2015 with approximately $493 million of cash, cash equivalents and available-for-sale securities. Ironwood used approximately $26 million of cash for operations during the second quarter of 2015, as compared to approximately $36 million in the second quarter of 2014.

▪      Convertible Debt Offering. In June 2015, Ironwood issued approximately $335.7 million in aggregate principal of 2.25% Convertible Senior Notes. These notes include a seven-year maturity and an initial equivalent conversion price of $16.58 per share. As part of the offering, Ironwood also entered into certain derivative arrangements that effectively increased the equivalent conversion price to $21.50 per share. Aggregate net proceeds, after the purchase of the convertible note hedge, underwriting discounts and other offering expenses, were approximately $303.0 million.

▪      2015 Financial Guidance.

–     Ironwood continues to expect its 2015 total operating expenses to be in the range of $220 million to $250 million, which includes $105 million to $120 million in R&D expenses and $115 million to $130 million in SG&A expenses.

–     Ironwood continues to expect combined Allergan and Ironwood total 2015 marketing and sales expenses for LINZESS to be in the range of $230 million to $260 million.

Conference Call Information

Ironwood will host a conference call and webcast at 4:30 p.m. Eastern Time, on Wednesday, August 5, to discuss its second quarter 2015 and recent business activities. Individuals interested in participating in the call should dial (877) 643-7155 (U.S. and Canada) or (914) 495-8552 (international) using conference ID number 83522769. To access the webcast, please visit the Investors section of Ironwood’s website at www.ironwoodpharma.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required. The call will be available for replay via telephone starting at approximately 7:30 p.m. Eastern Time, on August 5, running through 11:59 p.m. Eastern Time on August 12, 2015. To listen to the replay, dial (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international) using conference ID number 83522769. The archived webcast will be available on Ironwood’s website for 14 days beginning approximately one hour after the call has completed.

About LINZESS (linaclotide)

LINZESS® is the first and only guanylate cyclase-C (GC-C) agonist approved by the FDA and is indicated for the treatment of both irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC) in adults. LINZESS is a once-daily capsule that helps relieve the abdominal pain and constipation associated with IBS-C, as well as the constipation, infrequent stools, hard stools and incomplete evacuation associated with CIC. The recommended dose is 290 mcg for IBS-C patients and 145 mcg for CIC patients.  LINZESS should be taken at least 30 minutes before the first meal of the day.

LINZESS is thought to work in two ways based on nonclinical studies. LINZESS binds to the GC-C receptor locally, within the intestinal epithelium. Activation of GC-C results in increased intestinal fluid secretion and accelerated transit and a decrease in the activity of pain-sensing nerves in the intestine. The clinical relevance of the effect on pain fibers, which is based on nonclinical studies, has not been established.

In placebo-controlled Phase III clinical trials of more than 2,800 adults, LINZESS was shown to reduce abdominal pain in IBS-C patients and increase bowel movement frequency in both IBS-C patients and CIC patients. Improvement in abdominal pain and constipation occurred in the first week of treatment and was maintained throughout the 12-week treatment period. Maximum effect on abdominal pain was seen at weeks 6-9 and maximum effect on constipation occurred during the first week. When a subset of LINZESS-treated patients in the trials were switched to placebo, they reported their symptoms returned toward pretreatment levels within one week, while placebo-treated patients switched to LINZESS reported symptom improvements. LINZESS is contraindicated in pediatric patients under 6 years of age. The use of LINZESS in pediatric patients 6 through 17 years of age should be avoided. In nonclinical studies, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration in young juvenile mice. The safety and efficacy of LINZESS in pediatric patients under 18 years of age have not been established. In adults with IBS-C or CIC treated with LINZESS, the most commonly reported adverse event was diarrhea.

Ironwood and Allergan plc are co-promoting LINZESS in the United States. Linaclotide is marketed by Almirall, S.A. for the treatment of adults with moderate to severe IBS-C in Europe under the brand name CONSTELLA®. Ironwood also has partnered with Astellas Pharma Inc. for development and commercialization of linaclotide in Japan and with AstraZeneca AB for development and commercialization in China.

About CONSTELLA (linaclotide)

Linaclotide is a guanylate cyclase-C receptor agonist (GCCA) with visceral analgesic and secretory activities. Linaclotide is a 14-amino acid synthetic peptide structurally related to the endogenous guanylin peptide family. Both linaclotide and its active metabolite bind to the guanylate cyclase-C receptor, on the luminal surface of the intestinal epithelium. Through its action at GC-C, linaclotide has been shown to reduce visceral pain and increase GI transit in animal models and increase colonic transit in humans. Activation of GC-C results in an increase in concentrations of cyclic guanosine monophosphate (cGMP), both extracellularly and intracellularly. Extracellular cGMP decreases pain-fiber activity, resulting in reduced visceral pain in animal models. Intracellular cGMP causes secretion of chloride and bicarbonate into the intestinal lumen, through activation of the cystic fibrosis transmembrane conductance regulator (CFTR), which results in increased intestinal fluid and accelerated transit.

Linaclotide was discovered by scientists at Ironwood and is marketed by Almirall, S.A. for the treatment of adults with moderate to severe IBS-C in Europe under the brand name CONSTELLA, through a license agreement between the two companies.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (NASDAQ: IRWD) is focused on creating medicines that make a difference for patients, building value to earn the continued support of our fellow shareholders, and empowering our team to passionately pursue excellence. We discovered, developed and are commercializing linaclotide, which is approved in the United States and a number of other countries. Our pipeline priorities include exploring further opportunities for linaclotide, as well as leveraging our therapeutic expertise in gastrointestinal disorders and our pharmacologic expertise in guanylate cyclases to address patient needs across the upper and lower gastrointestinal tract. Ironwood was founded in 1998 and is headquartered in Cambridge, Mass. Connect with us at www.ironwoodpharma.com or on Twitter at www.twitter.com/ironwoodpharma; information that may be important to investors will be routinely posted in both these locations.

LINZESS® and CONSTELLA® are trademarks owned by Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this press release are the property of their respective owners. All rights reserved.

Important Safety Information

WARNING: PEDIATRIC RISK

LINZESS is contraindicated in pediatric patients under 6 years of age. In nonclinical studies, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration in young juvenile mice. Use of LINZESS should be avoided in pediatric patients 6 through 17 years of age. The safety and efficacy of LINZESS has not been established in pediatric patients under 18 years of age.

Contraindications

•    LINZESS is contraindicated in pediatric patients under 6 years of age.

•    LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Pediatric Risk

•      LINZESS is contraindicated in children under 6 years of age. The safety and effectiveness of LINZESS in pediatric patients under 18 years of age have not been established. In neonatal mice, increased fluid secretion as a consequence of GC-C agonism resulted in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, children under 6 years of age may be more likely than older children and adults to develop significant diarrhea and its potentially serious consequences.

•      Use of LINZESS should be avoided in pediatric patients 6 through 17 years of age. Although there were no deaths in older juvenile mice, given the deaths in young juvenile mice and the lack of clinical safety and efficacy data in pediatric patients, use of LINZESS should be avoided in pediatric patients 6 through 17 years of age.

Diarrhea

•      Diarrhea was the most common adverse reaction of LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials. Severe diarrhea was reported in 2% of LINZESS-treated patients. The incidence of diarrhea was similar in the IBS-C and CIC populations.

•      Patients should be instructed to stop LINZESS if severe diarrhea occurs and to contact their healthcare provider. The healthcare provider should consider dose suspension and rehydration.

Adverse Reactions

•      In IBS-C clinical trials, the most common adverse reactions in LINZESS-treated patients (incidence >2% and greater than placebo) were diarrhea (20% vs 3% placebo), abdominal pain (7% vs 5%), flatulence (4% vs 2%), headache (4% vs 3%), viral gastroenteritis (3% vs 1%) and abdominal distension (2% vs 1%).

•      In CIC clinical trials, the most common adverse reactions in LINZESS-treated patients (incidence >2% and greater than placebo) were diarrhea (16% vs 5% placebo), abdominal pain (7% vs 6%), flatulence (6% vs 5%), upper respiratory tract infection (5% vs 4%), sinusitis (3% vs 2%) and abdominal distension (3% vs 2%).

Please see full Prescribing Information including Boxed Warning:  http://www.frx.com/pi/linzess_pi.pdf

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including, but not limited to, statements about development, launch and commercialization plans for linaclotide and our product candidates; commercial efforts for linaclotide and the other products that we promote and the drivers, timing, impact and results thereof; market size, growth and opportunity, and potential demand for linaclotide, our product candidates and the other products that we promote, as well as their potential impact on applicable markets; the potential indications for, and benefits of, linaclotide and our product candidates; the anticipated timing of pre-clinical, clinical and regulatory developments; the design, timing and results of clinical and pre-clinical studies; the timing of filings with regulatory authorities; expected periods of patent exclusivity; the strength of the intellectual property protection for our product and product candidates; potential business development activity and the timing and impact thereof; profitability of the U.S. LINZESS brand collaboration with Allergan plc; and our company’s financial performance and results, and guidance and expectations related thereto, including our projected 2015 operating expenses, revenue growth, operating leverage, and 2015 marketing and sales expense for LINZESS. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to, those related to pre-clinical and clinical development, manufacturing, and formulation development; the risk that findings from our completed nonclinical and clinical studies may not be replicated in later studies; decisions made by U.S. regulatory authorities, the U.S. Patent and Trademark Office and their foreign counterparts; the risk that we may never get sufficient patent protection for linaclotide and our product candidates; intellectual property rights of competitors or potential competitors; efficacy, safety and tolerability of linaclotide and our product candidates; competition in disease states; the commercial potential of linaclotide, our product candidates and the other products that we promote; the risk that our planned investments do not have the anticipated effect on our company revenues, linaclotide or our product candidates; the risk that we are unable to identify and execute on business development opportunities in a cost-effective and timely manner or that such opportunities do not have the impact expected; the risk that we are unable to manage our operating expenses over the year due to foreseeable or unforeseeable events or occurrences; and the risk that we and Allergan are unable to commercialize LINZESS within the guided range of expenses. Applicable risks also include those that are listed under the heading “Risk Factors” and elsewhere in Ironwood’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, in addition to the risk factors that are listed from time to time in Ironwood’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other subsequent SEC filings. Ironwood undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after this press release. Except as otherwise noted, these forward-looking statements speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.  Further, Ironwood considers the net profit for the U.S. LINZESS brand collaboration with Allergan in assessing the product’s performance and calculates it based on inputs from both Ironwood and Allergan. This figure should not be considered a substitute for Ironwood’s GAAP financial results. An explanation of our calculation of this figure is provided in the U.S. LINZESS Brand Collaboration table and related footnotes accompanying this press release.

SOURCE: Ironwood Pharmaceuticals, Inc.

Media Relations	Investor Relations
Trista Morrison, 617-374-5095	Meredith Kaya, 617-374-5082
Director, Corporate Communications	Director, Investor Relations
tmorrison@ironwoodpharma.com	mkaya@ironwoodpharma.com

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	June 30, 2015	December 31, 2014
Assets
Cash, cash equivalents and available-for-sale securities	$493,315	$248,334
Accounts receivable, net	27,049	25,839
Inventory	-	4,954
Prepaid expenses and other current assets	6,595	9,180
Total current assets	526,959	288,307
Property and equipment, net	25,017	29,826
Convertible note hedges	90,314	-
Other assets	11,651	11,189
Total assets	$653,941	$329,322
Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$31,125	$35,948
Current portion of capital lease obligations	1,203	1,152
Current portion of deferred rent	5,009	4,992
Current portion of deferred revenue	7,191	7,191
Current portion of PhaRMA notes payable	17,571	11,258
Total current liabilities	62,099	60,541
Capital lease obligations	1,959	2,571
Deferred rent	8,821	10,522
Deferred revenue	5,393	8,989
Other liabilities	3,845	-
Note hedge warrants	69,456	-
Convertible notes	214,292	-
PhaRMA notes payable	147,793	158,147
Total stockholders’ equity	140,283	88,552
Total liabilities and stockholders’ equity	$653,941	$329,322

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue	$27,744	$6,840	$56,676	$21,445
Cost and expenses:
Cost of revenue	8,150	10,518	8,162	12,442
Research and development (1)	28,648	22,142	55,289	49,286
Selling, general and administrative (1)	32,955	29,299	63,301	59,223
Total cost and expenses	69,753	61,959	126,752	120,951
Loss from operations	(42,009)	(55,119)	(70,076)	(99,506)
Other expense, net	(6,011)	(5,238)	(11,166)	(10,477)

Net loss	$(48,020)	$(60,357)	$(81,242)	$(109,983)

Net loss per share–basic and diluted	$(0.34)	$(0.44)	$(0.57)	$(0.82)
Weighted average number of common shares used in net loss per share –basic and diluted	142,098	138,315	141,690	134,053

(1) Non-cash compensation expenses reflected in the condensed consolidated statements of operations are as follows:

Research and development	$2,691	$2,271	$4,745	$4,961
Selling, general and administrative	$4,212	$3,741	$7,584	$7,125

U.S. LINZESS Brand Collaboration1

Revenue/Expense Calculation

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
LINZESS U.S. net sales	$112,062	$62,746	$207,551	$123,558
Commercial costs and expenses[2]	77,840	79,424	135,991	139,340
Net profit (loss) on sales of LINZESS	$34,222	$(16,678)	$71,560	$(15,782)

Ironwood’s share of net profit (loss)	$17,111	$(8,339)	$35,780	$(7,891)
Ironwood’s selling, general and administrative expenses[3]	$8,314	$7,806	$16,002	$15,805
Profit share adjustment[4]	$(1,150)	$2,311	$(2,370)	$2,311
Ironwood’s collaborative arrangement revenue	$24,275	$1,778	$49,412	$10,225

1 Ironwood collaborates with Allergan on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of Ironwood’s share of net profit (loss) generated from the sales of LINZESS in the U.S. and Ironwood’s collaboration revenue/expense; however, the table does not present the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement. For the three months ended June 30, 2015, net profit for the U.S. LINZESS brand collaboration with Allergan was $15.0 million, calculated by subtracting $77.8 million in commercial costs and expenses and $19.3 million in research and development expenses, from LINZESS U.S. net sales of $112.1 million.

2 Includes cost of goods sold incurred by Allergan as well as selling, general and administrative expenses incurred by Allergan and Ironwood that are attributable to the cost-sharing arrangement between the parties.

3 Includes Ironwood’s selling, general and administrative expenses attributable to the cost-sharing arrangement with Allergan.

4 Ironwood or Allergan may incur additional expenses related to certain contractual obligations, resulting in an adjustment to the company’s share of the net profits as stipulated by the collaboration agreement.